SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”) is entered by and between Louis A. Bianco (“Executive”) and CTI BioPharma Corp., a Washington corporation (the “Company”), on this 13th day of March, 2017 (the “Effective Date”).
WHEREAS, Executive was employed by, and was an officer of, the Company, and Executive resigned from such positions with the Company as set forth below;
WHEREAS, Executive is a party to a severance agreement with the Company dated January 6, 2015 (the “Severance Agreement”); and
WHEREAS, the parties desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:
1.Resignation. Executive irrevocably resigned as an officer (including, without limitation, as Executive Vice President, Finance and Administration of the Company), employee, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below), effective on March 13, 2017 (the “Separation Date”). The Company confirms that such resignations were accepted. Executive agrees that, after the Separation Date, he shall hold no such position. Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement. Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.Proprietary Information Agreement. Concurrently with entering into this Agreement, Executive and the Company are entering into the Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

3.Executive’s Representation. Executive has represented and hereby represents that in his actions undertaken as a Company officer and employee, he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company, and that Executive had a reasonable belief at all times that his conduct was lawful. Executive acknowledges, understands, and agrees that the Company has relied and is relying on Executive’s representations and that these representations are and have been material to the Company in determining whether to enter into this Agreement.

4.Severance. Provided that Executive signs this Agreement and does not revoke it, and signs the Proprietary Information Agreement, the Company shall:

(a)
pay Executive eighteen installment payments of Thirty Seven Thousand Five Hundred Dollars ($37,500) per installment, with the first installment payable on or about April 15, 2017 and an additional installment paid on or about the 15th of each month thereafter until the final payment is made in September 2018, subject in each case to tax withholding and other authorized deductions;

(b)
pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage under the group medical program available to the Company’s employees generally for Executive (and, if applicable, Executive’s spouse and eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 4(b) shall commence with continuation coverage for April 2017 and shall cease with continuation coverage for September 2018 (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive). To the extent Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligation to pay or reimburse for premiums pursuant to this Section 4(b) does not apply to: (i) any coverage that the Company (or one of its affiliates) is not required to offer Executive pursuant to COBRA; (ii) dental, vision, or other non-medical coverage; and (iii) to any executive-level (or similar) coverage that is not available to the Company’s employees generally; and

(c)	continue to pay premiums to maintain any life insurance for Executive, existing and paid for by the Company as of the Separation Date, for eighteen (18) months following the Separation Date.
The Company’s obligations pursuant to clause (b) above are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.
Executive agrees that the Company may reduce any amount otherwise payable pursuant to clause (a) above by the amount of any required tax withholding or other authorized deduction otherwise required with respect to the payments and benefits contemplated by clauses (b) and (c) above as well as any other required tax withholding amounts on other payments or reimbursements made by the Company for Executive’s benefit and that, if the amount otherwise payable pursuant to clause (a) above is not sufficient to satisfy all applicable tax withholding and other authorized deductions (for clarity, also taking into account the tax withholding and other authorized deductions with respect to the amount contemplated by clause (a)), Executive shall promptly make arrangements satisfactory to the Company to pay for such tax withholding and other authorized deductions.
5.Equity Awards. Prior to the Effective Date, the Company granted Executive the following a stock options that remain outstanding on the Effective Date (together, the “Options”):

(a)	a stock option to purchase up to 12 shares of Company common stock at a per share exercise price of $5,670.00;

(b)	a stock option to purchase up to 19,998 shares of Company common stock at a per share exercise price of $17.70; and

(c)	a stock option to purchase up to 160,000 shares of Company common stock at a per share exercise price of $12.40.
As a result of this Agreement, all of the Options are vested as of the Separation Date, and each such Option shall remain exercisable through the first to occur of (i) the date that is twenty-one (21) months after the Separation Date and (ii) the expiration date of the Option as provided in the applicable option agreement; provided, however, that each such Option shall remain subject to earlier termination in connection with a change in control of the Company or a similar corporate transaction in accordance with the provisions of the equity incentive plan and/or option agreement applicable to such Option.
Executive has no rights under or with respect to any other incentive, equity or equity-based award of the Company or any of its Affiliates, with the exception of any stock Executive may own in Aequus BioPharma (an affiliate of the Company). Without limiting the generality of the preceding sentence, Executive agrees that he has no further right under or with respect to the performance-based stock awards granted to Executive by the Company effective as of January 3, 2012, as subsequently amended. Executive has no right to receive any new incentive, equity or equity-based award from the Company or any of its Affiliates.
References to the numbers of shares and exercise prices above in this Section 5 are presented having been adjusted for stock splits, reverse stock splits, and stock dividends through the Effective Date and remain subject to adjustment in accordance with the terms and conditions of the applicable award.
6.Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; and the federal Family Medical Leave Act; and all amendments to each such law;

(c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Severance Agreement); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee or officer of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; and (5) any rights to exercise the Options in accordance with the terms and conditions applicable to the Options and as modified by this Agreement. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

7.Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

8.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He was given a copy of this Agreement on March 13, 2017, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, then neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing in accordance with the notice provisions set forth below in this Agreement so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
9.No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

10.Ongoing Obligations. Executive shall, and Executive hereby agrees that he will, comply with his continuing obligations under the Proprietary Information Agreement that survive the termination of Executive’s employment with the Company. Executive has no further rights under the Severance Agreement.

11.Arbitration. Any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement or any agreement evidencing an Option, the enforcement, arbitrability or interpretation of any such agreement, or because of an alleged breach, default, or misrepresentation in connection with any such agreement’s provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in King County, Washington, before a panel of three arbitrators selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.

12.Miscellaneous.

(a)Successors.

•This Agreement is personal to Executive and shall not be assignable by Executive, but in the event of Executive’s death any payment and benefits due to Executive under this Agreement shall (to the extent not theretofore paid or provided) be paid or provided to the benefit of Executive’s heirs and estate (provided that in such circumstances the Company would have no further obligation pursuant to Sections 4(b) and (c)).

•This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

(b)Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, by facsimile or by electronic mail, (2) one (1) day after being sent by a well-established commercial overnight service, or (3) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 600
Seattle, Washington 98121

with a copy (which shall not constitute notice) to:
C. Brophy Christensen, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111-3823

If to Executive:
at the last residential address reflected on the Company’s records.
(c)Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

(d)Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(e)Complete Agreement. This Agreement, together with the Proprietary Information Agreement, constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its Affiliates and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement or in the Proprietary Information Agreement shall not be binding upon or enforceable against either party. The Executive is not relying on any representation of the Company or any of the Releasees except as expressly set forth in this Agreement or in the Proprietary Information Agreement. This Agreement, together with the Proprietary Information Agreement, constitutes an integrated agreement. The written terms and conditions applicable to the Options, as modified by this Agreement, are outside of the scope of the foregoing integration provisions.

(f)Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.

(g)Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and, except for Section 11, which shall be governed by the Federal Arbitration Act (both substantively and procedurally), the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington without regard to principles of conflict of laws. The parties agree that

Executive’s job duties as the Company’s Executive Vice President, Finance and Administration affected goods and services involved in interstate commerce.

(h)Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

(i)Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(j)No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

(k)Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

(l)Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

(m)Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(n)Taxes. Except for amounts withheld by the Company, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement, other than the Company’s employer portion of social security, Medicare, or any other employment-related tax.

[Remainder of Page Intentionally Left Blank]

I have read the foregoing Separation and Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
EXECUTED this 13th day of March 2017, at Seattle, Washington.
“Executive”
/s/ Louis A. Bianco
Louis A. Bianco

EXECUTED this 13th day of March 2017, at Seattle, Washington.
“Company”
CTI BioPharma Corp.

/s/ Richard L. Love
By:    Richard L. Love
Its:    Interim President and Chief
Executive Officer

EXHIBIT A
PROPRIETARY INFORMATION AGREEMENT
PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT
As a condition of CTI BioPharma Corp., a Washington corporation (together with its affiliates, successors or assigns, the “Company”) entering into that certain Separation and Release Agreement, dated March 13, 2017, by and between me and the Company (the “Separation Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree to the following:
1.    Confidential Information.
A.    Company Information. I agree at all times during the remaining term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an officer of the Company (other than me), any Company Confidential Information, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company; technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor; customer lists, contact information, buying history, contract negotiations and preferences (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment); vendor lists, contact information, and contract negotiations (including, but not limited to, vendors of the Company on whom I called or with whom I became acquainted during the term of my employment); personnel information (including information regarding other employees’ skills, performance, discipline and compensation); software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information; marketing, pricing, and financing information, plans and strategies; finances or other business information. I further understand that Company Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
B.    Third-Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Associated Third-Party Confidential Information”). By way of example, Associated Third-Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties.
C.    EU Personal Data. During my employment with the Company, I have had access to and may continue to have access to individually identifying information about Company employees, contractors and third-party workers in European Union countries (collectively, “EU Personal Data”). I will access EU Personal Data only when I have a legitimate and necessary business reason to do so. I further agree to strictly maintain the confidentiality of EU Personal Data.
D.    Immunity. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, I understand that the Company will not retaliate against me in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and I file any type of proceeding against the Company alleging that the Company retaliated against me because of my disclosure, I may disclose the relevant trade secret to my attorney and may use the trade secret in the proceeding if (i) I file any document containing the trade secret under seal, and (ii) I do not otherwise disclose the trade secret except pursuant to court or arbitral order.
2.    Inventions.
A.    Inventions Retained and Licensed. I represent that there are no inventions, original works of authorship, developments, improvements or trade secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”) that relate in any way to the Company’s business, products or research and development, and that are not assigned to the Company hereunder. If in the course of my employment with the Company, I incorporated into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company, effective as of the date of such incorporation, a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (through one or more tiers of sublicensees), transferable license to make, have made, use, import, offer for sale, sell, create Derivative Works (as such term is defined in the United States Copyright Act) of, distribute, publicly display and publicly perform such Prior Invention as part of or in connection with such product, process, service, technology or other work, and to practice any method related thereto.
B.    Assignment of Inventions. I agree that I hereby assign and will assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, or that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (whether before or after the execution of this Agreement and including during “off-duty” hours) (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that have been and are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States

Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other compensation will be due to me as a result of the Company’s efforts to commercialize or market any such Invention. I hereby waive and agree never to assert any Moral Rights in or with respect to any and all of the Inventions that may exist anywhere in the world, together with all claims for damages and other remedies asserted on the basis of Moral Rights. “Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
C.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
D.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times, and I will deliver same to the Company upon request.
E.    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications, specifications, oaths, assignments and other instruments and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
F.    Exception to Assignments.
(1)    I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which is covered, according to applicable law, under the provisions of California Labor Code Section 2870 (attached hereto as Appendix A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California

Labor Code Section 2870. However, I represent and agree that through the date of this Agreement no invention meets the criteria in California Labor Code Section 2870. I represent that, as of the date hereof, there are no such Inventions.
(2)    Consistent with Washington state law, RCW § 49.44.140, the Company is required by law to inform me that this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, unless (a) the Invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. However, even considering the above, the assignment of rights to the Company is still valid, if (a) the Invention relates either directly to the business of the Company or its actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for the Company. Additionally, RCW § 49.44.150 mandates, and I further agree that, at the time of employment or at any time after, I must and shall disclose all Inventions being developed by me (or my related companies or related entities), for the purpose of determining my rights or their rights. I acknowledge and agree that this Agreement constitutes the Company’s notice to me as to the foregoing required by RCW § 49.44.140. I represent that, as of the date hereof, (a) there are no Inventions for which no equipment, supplies, facility, or trade secret information of the Company’s was used and which was developed entirely on my own time, and (b) any and all Inventions fall within clause (a) and/or (b) of the first sentence of this Section 2.F(2).
G.    Social Media and Online Accounts. I agree that I have not and will not register or cause to be registered any social media account or other online account using the Company name or marks or for use by or on behalf of the Company except using a Company email address and, if applicable, a Company telephone number, and that all such accounts are the sole property of the Company. I agree to provide to the Company upon request, whether before or after the termination of my employment with the Company, all credentials associated with such accounts.
3.    Termination Certification. I agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
4.    Notification of New Employer. I hereby grant consent to the Company to notify any new employer that I may have about my rights and obligations under this Agreement.
5.    Use of My Image. I hereby grant the Company permission to use any images taken of me by or on behalf of the Company during my employment with the Company for commercial or non-commercial materials and collateral, including, but not limited to, the Company’s websites, publicly-filed documents, presentations, signage and advertisements. I understand that I will not receive any additional compensation for such use and hereby release the Company and anyone working on behalf of the Company in connection with the use of my images.
6.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
7.    Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are owned by the Company and that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. By entering into this Agreement, however, I am not giving the Company my permission to audit or search any item or system owned by me personally.
8.    Arbitration and Equitable Relief.
A.    I agree to arbitrate any disputes between us that might otherwise be resolved in a court of law under the arbitration provisions of Section 11 of the Separation Agreement, except as otherwise provided herein or to the extent prohibited by applicable law and in accordance with the Federal Arbitration Act. I acknowledge that this Agreement is governed by the Federal Arbitration Act and evidences a transaction involving commerce.
B.    Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, and notwithstanding anything in Section 11 of the Separation Agreement to the contrary, either party may file an action in any court of competent jurisdiction to seek and obtain provisional injunctive and/or equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding related to any alleged violation of this Agreement. The Company and I agree that any party may petition the court for provisional injunctive relief, and seek permanent injunctive relief from the Arbitrator, where either party alleges or claims a violation of this Agreement or any provision of any other agreement regarding trade secrets, assignment of inventions, confidential information, non-competition or non-solicitation. The parties each understand that any breach or threatened breach of this Agreement or any such other provision will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of a provisional and/or permanent injunction.
C.    By signing below, I acknowledge and agree that I am executing this Agreement, including this arbitration provision, voluntarily and without any duress or undue influence by the Company or anyone else. I have carefully read the provisions of this Agreement and understand the terms, consequences, and binding effect of these provisions, including that I am waiving any right to a jury trial. I further acknowledge that I have been provided an opportunity to seek legal counsel of my choosing before executing this Agreement.
9.    General Provisions.
A.    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Washington without regard to the conflict of law provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the State of Washington for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.    Construction. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an officer of the Company (other than me) and me. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. This Agreement will not be construed in favor of or against either party hereto. Nothing in this Agreement will be construed to limit my obligations under any prior agreement between the Company and me with similar subject matter hereto.
C.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
D.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.
[Remainder of Page Intentionally Left Blank]

Date: March 13, 2017

/s/ Louis A. Bianco
Louis A. Bianco

CTI BioPharma Corp.

By: /s/ Richard L. Love
Name: Richard L. Love
Its:    Interim President and Chief
Executive Officer

APPENDIX A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”